                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                -----------------

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (Amendment No. ___)(1)


                             Pac-West Telecomm, Inc.
     ---------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 par value per share
 -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   69371Y 10 1
        ---------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
       ------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           [ ]      Rule 13d - 1(b)
                           [ ]      Rule 13d - 1(c)
                           [X]      Rule 13d - 1(d)

----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which could alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------                    -----------------------------
CUSIP NO. 69371Y 10 1                  13G                Page 2 of 10 Pages
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           SCP Private Equity Partners, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       3,652,649
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                    0

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    3,652,649

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,652,649 (See Item 4)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 10.3%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------                    -----------------------------
CUSIP NO. 69371Y 10 1                  13G                Page 3 of 10 Pages
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           SCP Private Equity Management, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       3,652,649
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                    0

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    3,652,649

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,652,649 (See Item 4)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 10.3%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------                    -----------------------------
CUSIP NO. 69371Y 10 1                  13G                Page 4 of 10 Pages
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Winston Churchill
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       3,652,649
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                    0

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    3,652,649

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,652,649 (See Item 4)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 10.3%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------                    -----------------------------
CUSIP NO. 69371Y 10 1                  13G                Page 5 of 10 Pages
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Samuel A. Plum
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       3,652,649
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                    0

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    3,652,649

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,652,649 (See Item 4)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 10.3%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------                    -----------------------------
CUSIP NO. 69371Y 10 1                  13G                Page 6 of 10 Pages
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (ENTITIES ONLY)

           Safeguard Capital Management, Inc.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    0
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       3,652,649
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                    0

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    3,652,649

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,652,649 (See Item 4)
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 10.3%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

                 CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------                    -----------------------------
CUSIP NO. 69371Y 10 1                  13G                Page 7 of 10 Pages
-------------------------------                    -----------------------------

Item 1(a).        Name of Issuer:

                  Pac-West Telecomm, Inc. (the "Company")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  4210 Coronodo Avenue, Stockton, CA 95204

Item 2(a).        Name of Persons Filing:

                  This statement is filed jointly by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission ("SEC") under Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"):
                  (i) SCP Private Equity Partners, L.P., a Delaware limited partnership ("SCP"), by virtue of its direct beneficial ownership of Common Stock; (ii) SCP Private Equity Management, L.P., a Delaware limited partnership ("SCP Management"), by virtue of its being a general partner of SCP; (iii) Winston J. Churchill ("Churchill"), an individual, by virtue of his being a general partner of SCP Management; Samuel A. Plum ("Plum"), an individual, by virtue of his being a general partner of SCP Management; and (v) Safeguard Capital Management, Inc., a Delaware Corporation ("Safeguard Capital"), by virtue of it being a general partner of SCP Management, (together with SCP, SCP Management, Churchill and Plum each a "Reporting Person" and collectively, "Reporting Persons").

                  The Reporting Persons have entered into an Agreement Related to the Joint Filing of Schedule 13G, dated March 10, 2000, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k) under the Act. Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of information provided by another Reporting Person. By their signature on this statement, each of the Reporting Persons agrees that this statement is filed on behalf of such Reporting Person. The Reporting Persons may be deemed to constitute a "group" for purpose of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this statement.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The address of the principal business office of each of the Reporting Persons is 435 Devon Park Drive, Building 300, Wayne, PA 19087

Item 2(c).        Citizenship:

                  SCP is a Delaware limited partnership; SCP Management is a Delaware limited partnership; Safeguard Capital is a Delaware corporation; Winston J. Churchill and Samuel A. Plum are each citizens of the United States.

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.001 par value per share, of the Company ("Common Stock")

Item 2(e).        CUSIP Number:

                  69371Y 10 1

-------------------------------                    -----------------------------
CUSIP NO. 69371Y 10 1                  13G                Page 8 of 10 Pages
-------------------------------                    -----------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                (a) [ ] Broker or dealer registered under Section 15 of the
                        Exchange Act;
                (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                        Act;
                (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
                (d) [ ] Investment company registered under Section 8 of the
                        Investment Company Act;
                (e) [ ] An investment adviser in accordance with Rule
                        13-d(b)(1)(ii)(E);
                (f) [ ] An employee benefit plan or endowment fund in
                        accordance with Rule 13d-1(b)(1)(ii)(F);
                (g) [ ] A parent holding company or control person in
                        accordance with Rule 13d-1(b)(1)(ii)(G);
                (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.         Ownership.

                (a)      Amount beneficially owned:

                         3,652,649

                (b)      Percent of Class:

                         10.3%

                (c)      Number of shares to which such person has:

                         (i)      Sole power to vote or to direct the vote:

                                  0

                         (ii)     Shared power to vote or to direct the vote:

                                  3,652,649

                         (iii) Sole power to dispose or to direct the disposition of:

                                  0

                         (iv) Shared power to dispose or direct the disposition of:

                                  3,652,649

                  By virtue of its status as the general partner of SCP, SCP Management may be deemed to have direct or indirect beneficial ownership of the shares of Common Stock owned by SCP pursuant to Rule 13d-3 promulgated by the SEC under Section 13 of the Act. SCP Management disclaims any direct or indirect beneficial ownership of the shares of Common Stock owned by SCP. Each of Churchill, Plum and Safeguard Capital, by virtue of their status as general partners of SCP Management, may be deemed to have direct or indirect beneficial ownership of the shares of Common Stock owned by SCP pursuant to Rule 13d-3 promulgated by the SEC under Section 13 of the Act. Each of Churchill, Plum and Safeguard Capital disclaims any direct or indirect beneficial ownership of the shares of Common Stock owned by SCP.

Item 5.         Ownership of Five Percent or Less of a Class.

                Not applicable

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                Not applicable

-------------------------------                    -----------------------------
CUSIP NO. 69371Y 10 1                  13G                Page 9 of 10 Pages
-------------------------------                    -----------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company.

                  Not applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable

Item 9.           Notice of Dissolution of a Group.

                  Not applicable

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           Date:   March 10, 2000
                                   -------------------------------------------

                           SCP PRIVATE EQUITY PARTNERS, L.P.

                           By: SCP Private Equity Management, L.P., its general
                               partner


                                  By:       /s/ Samuel A. Plum
                                         --------------------------------------
                                         Name:  Samuel A. Plum
                                         Title: General Partner

                           SCP PRIVATE EQUITY MANAGEMENT, L.P., in its capacity
                            as general partner of SCP Private Equity Partners, L.P.

                                  By:       /s/ Samuel A. Plum
                                         --------------------------------------
                                         Name:  Samuel A. Plum
                                         Title: General Partner

                           SAFEGUARD CAPITAL MANAGEMENT, INC., in its capacity
                            as a general partner of SCP Private Management, L.P.


                                  By:         /s/ James Ounsworth
                                         --------------------------------------
                                         Name:  James Ounsworth
                                         Title: Vice President


                           /s/ Winston J. Churchill
                           --------------------------------------
                           Winston J. Churchill, in his capacity
                             as a general partner of SCP Private
                             Equity Management, L.P.

                           /s/ Samuel A. Plum
                           --------------------------------------
                           Samuel A. Plum, in his capacity as a
                             general partner of SCP Private Equity
                             Management, L.P.

-------------------------------                    -----------------------------
CUSIP NO. 69371Y 10 1                  13G               Page 10 of 10 Pages
-------------------------------                    -----------------------------

                                                                       EXHIBIT A

                     AGREEMENT REGARDING THE JOINT FILING OF
                                  SCHEDULE 13G


SCP Private Equity Partners, L.P., SCP Private Equity Management, L.P., Safeguard Capital Management, Inc., Winston J. Churchill and Samuel A. Plum hereby agree that the Statement on Schedule 13G to which the agreement is attached as an exhibit, as well as all future amendments to such Statement, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

Date: March 10, 2000
                           SCP PRIVATE EQUITY PARTNERS, L.P.

                           By: SCP Private Equity Management, L.P., its general
                               partner


                                  By:       /s/ Samuel A. Plum
                                         --------------------------------------
                                         Name:  Samuel A. Plum
                                         Title: General Partner

                           SCP PRIVATE EQUITY MANAGEMENT, L.P.


                                  By:       /s/ Samuel A. Plum
                                         --------------------------------------
                                         Name:  Samuel A. Plum
                                         Title: General Partner

                           SAFEGUARD CAPITAL MANAGEMENT, INC., in its capacity
                            as a general partner of SCP Private Management, L.P.


                                  By:         /s/ James Ounsworth
                                         --------------------------------------
                                         Name: James Ounsworth
                                         Title:  Vice President


                           /s/ Winston J. Churchill
                           --------------------------------------
                           Winston J. Churchill, in his capacity
                             as a general partner of SCP Private
                             Management, L.P.

                           /s/ Samuel A. Plum
                           --------------------------------------
                           Samuel A. Plum, in his capacity as a
                             general partner of SCP Private Equity
                             Management, L.P.